Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER

OF

LIHUA INTERNATIONAL, INC.
(a Delaware corporation)

INTO

PLASTRON ACQUISITION CORP. I
(a Delaware corporation)

It is hereby certified that:

1. Plastron Acquisition Corp. I, hereinafter sometimes referred to as the "Corporation" is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of common stock, par value $0.001 per share of Lihua International, Inc., which is also a business corporation of the State of Delaware.

3. On September 19, 2008, the Board of Directors of the Corporation adopted the following resolutions by unanimous written consent to merge Lihua International, Inc. with and into the Corporation:

RESOLVED that Lihua International, Inc. be merged into the Corporation, and the Corporation shall be the surviving corporation, and that all of the estate, property, rights, privileges, powers and franchises of Lihua International, Inc. be vested in and held and enjoyed by the Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Lihua International, Inc. in its name.

RESOLVED that this Corporation shall assume all of the obligations of Lihua International, Inc.

RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED that this Corporation shall change its corporate name to Lihua International, Inc.

RESOLVED that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

Executed on September 19, 2008

PLASTRON ACQUISITION CORP. I

By:	/s/ Michael Rapp
Michael Rapp, President